                                                                        EX99.A5C

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MINNESOTA LIFE                                          CERTIFICATE OF INSURANCE
--------------------------------------------------------------------------------
Minnesota Life Insurance Company  .  400 Robert Street North  .
St. Paul, Minnesota 55101-2098
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RIGHT TO CANCEL
---------------

It is important to us that you are satisfied with this certificate after it is issued. If you are not satisfied with it, you may return the certificate to us or our agent within 10 days after you receive it. You may also cancel this certificate by delivering or mailing a written notice or sending a telegram to Minnesota Life Insurance Company (Minnesota Life), 400 Robert Street North, St. Paul, Minnesota 55101-2098 and returning the certificate before midnight of the 10th day after you received this certificate. Notice given by mail and return of the certificate by mail are effective on being postmarked, properly addressed and postage prepaid. If you return this certificate, you will receive, within 7 days of the date we receive a notice of cancellation, a full refund of any premiums you have paid. Upon cancellation of this certificate, it will be void from the beginning as if it never had been issued.

THE INITIAL DEATH BENEFIT FOR THE PERSON INSURED UNDER THIS CERTIFICATE WILL EQUAL THE FACE AMOUNT SHOWN ON THIS CERTIFICATE PLUS THE INITIAL ACCOUNT VALUE IF ANY. THEREAFTER, IT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE.

THE ACCOUNT VALUES UNDER THIS CERTIFICATE WILL VARY FROM DAY TO DAY. IT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM ACCOUNT VALUE.


TABLE OF CONTENTS

General Information............  2      Account Values......................   7
Definitions....................  2      Surrender and Withdrawals...........   8
Death Benefit..................  3      Policy Loans........................   8
Payment of Proceeds............  4      Termination.........................   9
Premiums.......................  5      Conversion Privilege................  10
Policy Charges.................  5      Additional Information..............  10
Separate Account...............  6


VARIABLE GROUP UNIVERSAL LIFE INSURANCE  .  VARIABLE DEATH BENEFIT


MHC-94-18662 Rev. 1-95                                         Minnesota Life 1

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MINNESOTA LIFE                                                   SPECIFICATIONS
                                                              INDIVIDUAL POLICY
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Minnesota Life Insurance Company  .  400 Robert Street North  .
St. Paul, Minnesota 55101-1098
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POLICYHOLDER:                                               POLICY ID:
     SPONSOR:
     Insured:



INSURANCE INFORMATION
---------------------

     Face Amount:                     $
                                                     Anniversary Date:
     Minimum Face Amount Available:   $
     Maximum Face Amount Available:   $

     Planned Premium:                 $

     Age at Issue:
     Identification Number:

CHARGES AGAINST PREMIUM                         FIXED MONTHLY CHARGES
-----------------------                         ---------------------

     Sales Load            %
     Federal Tax           %
     State Tax             %                    SEPARATE ACCOUNT CHARGE
                                                -----------------------
                                                Mortality and Expense Risk
                                                Charge:

If a partial surrender is made, we will assess a charge of $25 or two percent of the amount withdrawn, whichever is less.

ELECTED RIDERS                                  ADDITIONAL AGREEMENTS
--------------                                  ---------------------



ACCOUNT OPTIONS AND ELECTIONS
-----------------------------

SUB-ACCOUNT OPTIONS AND ELECTIONS
---------------------------------



IRC SECTION 7702 TEST APPLIED IS:
---------------------------------
F.MHC-7898 Rev. 2-96

GENERAL INFORMATION
-------------------

WHAT IS YOUR AGREEMENT WITH US?

You are insured under the group policy identified on the application attached to this certificate. The attached application is a part of this certificate. This certificate summarizes the principal provisions of the group policy that affect your life insurance coverage. The provisions summarized in this certificate are subject in every respect to the group policy. You may examine the group policy at the principal office of the policyholder during regular working hours.

We retain the right to amend this certificate at any time without your consent. Any amendment will be without prejudice to any claim incurred for benefits prior to the date of the amendment.

Any statement made in your application will, in the absence of fraud, be considered representations and not warranties. Also, any statement made will not be used to void this certificate nor defend against a claim unless the statement is contained in your application.

This certificate is issued in consideration of your application and the payment of the required premium contributions.

WHAT IS THE EFFECTIVE DATE OF YOUR INSURANCE?

Upon receipt of your application for insurance, the effective date of your insurance will be the later of:

1. the date on which we approve your application; and

2. the date on which the first premium contribution is paid.

This effective date is shown on the specifications page attached to this certificate.

DEFINITIONS
-----------

When we use the following words, this is what we mean:

ACCOUNT VALUE

The sum of the values under the separate account, the guaranteed account and the loan account of this certificate. They are identified as the separate account value, the guaranteed account value, and the loan account value, respectively.

ACTIVELY AT WORK

To be actively at work for the purposes of this policy, you must be currently working at your employer's normal place of business at least _____ hours a week. A person is not considered actively at work if not at work due to illness or injury.


MHC-94-18662 Rev. 1-95                                         Minnesota Life 2

AGE

Your age at last birthday.

CERTIFICATE ANNIVERSARY

The same day in each succeeding year as the certificate date.

CERTIFICATE DATE

The first day of the calendar month on or following a certificate's effective date of coverage. This is the date from which we determine monthly anniversaries, certificate months and certificate years.

CERTIFICATE MONTH

A calendar month in which insurance is provided under this certificate.

CERTIFICATE YEAR

A period of twelve consecutive certificate months, measured from the certificate date and each successive certificate anniversary, during which coverage is provided under this certificate.

ELIGIBLE INSURED

You are an eligible insured if you:

1.  are under age _____; and

2. were actively at work for each of the _____ weeks immediately prior to the date your application for coverage under the group policy is approved by us; and

3. are identified by the policyholder as a person eligible to be insured under the Policyholder's policy.

FACE AMOUNT

The minimum death benefit under this certificate so long as the insurance coverage under this certificate remains in force.

FUND

The mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and it sub-accounts.

GENERAL ACCOUNT

All assets of Minnesota Life other than those in the separate account or in other separate accounts established by us.

GUARANTEED ACCOUNT VALUE


MHC-94-18662 Rev. 1-95                                         Minnesota Life 3

Assets other than the loan account value that are held in our general account and attributable to a certificate issued under this policy, and others of its class.

INSURED

An eligible insured who becomes insured under this certificate.

LAPSE

A lapse of this certificate means the insurance coverage under this certificate has terminated due to non-payment of a premium during its grace period in an amount that, after the deduction of percentage-of-premium charges, is sufficient to cover the monthly deductions due at the time we provide notice of the lapse.

LOAN ACCOUNT

The portion of the general account which is attributable to loans under this certificate.

LOAN ACCOUNT VALUE

The sum of all outstanding loans and accrued policy loan interest credited under this certificate.

MATURITY DATE

The 95th birthday of the insured.

MONTHLY ANNIVERSARY

The same date in each succeeding month as the certificate date.

NET CASH VALUE

The account value under this certificate issued, less any outstanding policy loans and accrued policy loan interest charged and any charges over due. It is the amount you may obtain through surrender of this certificate.

NET PREMIUM

The premium less charges assessed against the premium. The net premium is the amount or amounts which are allocated to the guaranteed account and/or the separate account on your behalf.

OWNER

An owner of a certificate issued under the group policy.

POLICYHOLDER


MHC-94-18662 Rev. 1-95                                        Minnesota Life 4

The owner of the group policy, as identified on the specifications page attached to this certificate.

SEPARATE ACCOUNT

The separate investment account created by us to receive and invest net premiums received for the certificate. The particular separate account for this certificate is the Variable Universal Life Account. We established this separate account for this class of policies under Minnesota Law. The separate account is composed of several sub-accounts. We own the assets of the separate account. However, those assets not in excess of separate account liabilities are not subject to claims arising out of any other business in which we engage.

SEPARATE ACCOUNT VALUE

The sum of all sub-account values.

SUB-ACCOUNT

One or more sub-accounts constituting the separate account.

SUB-ACCOUNT VALUE

The current number of sub-account units credited to your certificate multiplied by the current sub-account unit value.

UNIT

A measure of the owner's interest in a sub-account of the separate account.

VALUATION DATE

Any date on which a fund is valued.

VALUATION PERIOD

The period between successive valuation dates measured from the time of one determination to the next.

WE, OUR, US

Minnesota Life Insurance Company.

YOU, YOUR

The owner of this certificate named on the application.


DEATH BENEFIT
-------------

MHC-94-18662 Rev. 1-95                                         Minnesota Life 5

WHAT IS THE AMOUNT OF THE DEATH BENEFIT?

This certificate of insurance provides for a variable death benefit, varying with the amount of the net cash value of the certificate. The amount of the death benefit will be determined as follows:

1. The face amount of insurance on the insured's date of death while this certificate is in force; plus

2. the amount of the owner's account value as of the date we receive due proof of death satisfactory to us; plus

3. the amount of the cost of insurance for the portion of the certificate month from the date of death to the end of the certificate month; plus

4. any monthly deductions taken under the certificate since the date of death; less

5.  any outstanding policy loans and accrued policy loan interest charged; less

6. any unpaid monthly deductions determined as of the date of the insured's death.

Payment of the death benefit will extinguish our liability under this certificate.

We intend that this certificate qualify as a life insurance policy as defined by
Section 7702 of the Internal Revenue Code, as amended. We reserve the right to either increase the face amount of insurance on the life of the insured, return any excess net cash value or limit the amount of premium contributions we will accept under this certificate in order to maintain such qualification.

WHAT IS THE FACE AMOUNT OF INSURANCE ON THE LIFE OF THE INSURED?

The face amount of insurance on the life of the insured is as shown on the specifications page attached to this certificate.

MAY THE FACE AMOUNT OF INSURANCE CHANGE?

Yes. The owner may apply for a change through a written request in compliance within the limitations on the specifications page attached to this certificate. If an increase in the current face amount is applied for, we reserve the right to require evidence of insurability from the insured.

If a decrease in the current face amount is requested, we will grant the request. However, the amount of insurance on the insured may not be reduced to less than the amount shown on the specifications page attached to this certificate. If following a decrease in face amount, this certificate would not comply with the maximum premium limitations required by federal law, the decrease may be limited or net cash value may be returned to the owner (at the owner's election), to the extent necessary to meet these requirements.

WHEN WILL CHANGES IN THE FACE AMOUNT OF INSURANCE BECOME EFFECTIVE?

Decreases in the face amount of insurance are effective on the monthly anniversary on or following receipt by us of your written request. However, if the owner requests that the decrease become effective on a specified future date we will make the decrease effective on the monthly anniversary or next following the date requested.

Increases are effective on the monthly anniversary on or following the date we approve the change, or any other date mutually agreed upon between the policyholder and us.


MHC-94-18662 Rev. 1-95                                         Minnesota Life 6

WHEN WILL THE DEATH BENEFIT BE PAID?

We will pay interest on the face amount of insurance from the date of the insured's death until the date of payment. We will pay interest on any charges taken under this certificate since the date of death from the date the charge was taken until the date of payment.

Interest will be at an annual rate determined by us, but never less than the greater of four percent per year compounded annually, or the rate required by law.

Death benefit proceeds will ordinarily be paid within seven days after we receive all information required for such payment, including due proof of the insured's death.

PAYMENT OF PROCEEDS
-------------------

TO WHOM WILL WE PAY THE DEATH BENEFIT?

We will pay the death benefit proceeds to the surviving beneficiary specified on the application or as subsequently changed.

WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIE BEFORE THE INSURED?

If a beneficiary dies before the insured, that beneficiary's interest in this certificate ends with that beneficiary's death. Only those beneficiaries who survive the insured will be eligible to share in the proceeds. If no beneficiary survives the insured or if a beneficiary is not named, we will pay the proceeds according to the following order of priority:

1.  the insured's lawful spouse, if living; otherwise;

2.  the personal representative of the insured's estate.

MAY THE OWNER CHANGE THE BENEFICIARY?

If the owner has reserved the right to change the beneficiary, the owner may file a written request with us to change the beneficiary. If the owner has not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required. The owner's written request will not be effective until it is recorded in our home office records. After it has been so recorded, it will take effect as of the date the owner signed the request.

However, if the insured dies before the request has been so recorded, the request will not be effective as to those proceeds we have paid before the owner's request was so recorded.

CAN DEATH BENEFIT PROCEEDS BE PAID IN OTHER THAN A SINGLE SUM?

Yes. An owner may request that we pay the death benefit proceeds under one of the following settlement options. We may also use any other method of payment that is agreeable to the owner and us. A settlement option may be selected only if the payments are to be made to a natural person in that person's own right.


MHC-94-18662 Rev. 1-95                                         Minnesota Life 7

WHAT ARE THE SETTLEMENT OPTIONS AVAILABLE?

Each settlement option is paid in fixed amounts as described below. If the owner of this certificate requests a settlement option, he or she will be asked to sign an agreement covering the election which will state the terms and conditions of the payments. The payments do not vary with the performance of the separate account.

1. INTEREST PAYMENTS: Payment of interest on the proceeds at such times and for a period as may be agreed upon between the owner of this certificate and us. Withdrawal of proceeds may be made in amounts of at least $500. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

2. FIXED PERIOD ANNUITY: An annuity payable in monthly installments for a specified number of years, from one to twenty years.

3. LIFE ANNUITY: An annuity payable monthly for the lifetime of the annuitant and ending with the last monthly payment due prior to the annuitant's death.

4. PAYMENTS OF A SPECIFIED AMOUNT: Monthly payments of a specified amount until the proceeds and interest are fully paid.

CAN A BENEFICIARY REQUEST A PAYMENT UNDER A SETTLEMENT OPTION?

Yes. A beneficiary may select a settlement option, but only after the insured's death. However, an owner or insured may provide that the beneficiary will not be permitted to change the elected settlement option.

PREMIUMS
--------

WHEN AND HOW OFTEN ARE PREMIUMS DUE?

A premium must be paid to put this certificate in force. This initial premium must be of an amount that, after the deduction of percentage-of-premium charges, will cover the first month's deductions plus $20. A premium must also be paid at such time when there is insufficient net cash value to pay the monthly deductions necessary to keep this certificate in force. Premiums paid after the initial premium may be in any amount of $20 or greater.

IS THERE A GRACE PERIOD FOR THE PAYMENT OF PREMIUMS?

Yes. This certificates has a 61-day grace period. The grace period will start on the day we mail the owner a notice of lapse. This certificate will lapse if the premium amount specified in the notice is not paid by the end of the grace period and the net cash value is insufficient to cover the monthly deductions. We will mail this notice on any certificate monthly anniversary date when the net cash value for the insured under this certificate is insufficient to cover the monthly deductions. This certificate of insurance will remain in effect during the 61-day grace period. If sufficient premium is not paid by the end of the grace period, the insured's coverage will lapse. The grace period does not apply to the first premium payment.

WHAT IS THE AMOUNT OF THE DEATH BENEFIT DURING THE GRACE PERIOD?


MHC-94-18662 Rev. 1-95                                         Minnesota Life 8

The death benefit amount provided under this certificate will be paid if death occurs during the grace period.

POLICY CHARGES
--------------

WHAT TYPE OF CHARGES ARE THERE UNDER THIS CERTIFICATE?

Charges under this certificate are those which we assess against the premiums and the account value under this certificate and the separate account assets attributable to this certificate.

WHAT CHARGES ARE ASSESSED AGAINST PREMIUMS?

Against premiums paid, we will assess: (1) a sales load, (2) a federal tax charge, and (3) a state premium tax charge as percentage-of-premium charges.

1. The sales load is for distribution expenses for this class of certificates. This sales load charge shall not exceed five percent of each premium paid.

2. The federal tax charge is to compensate us for the corporate federal income taxes that result from a sale of this certificate. The federal tax charge is
    1.25 percent of each premium paid if this certificate is deemed to be an individual contract under the Omnibus Budget Reconciliation Act of 1990, as amended, and 0.25 percent if deemed a group contract under that Act.

3. The state premium tax charge is the average premium tax we pay to state and local governments for this class of certificates. This charge is currently two percent. The charge is not guaranteed and may be increased in the future, but only as necessary to cover our premium taxes.

WHAT CHARGES ARE ASSESSED AGAINST THE NET CASH VALUE OF THIS CERTIFICATES?

We assess as monthly deductions: (1) the administration charge; (2) the cost of insurance charge; and (3) the charge for any additional benefits provided by rider. We also will assess against the net cash value a transaction charge at the end of the day on which the transaction occurs.

1. The administration charge is for administrative expenses, including those attributable to the records we create and maintain for this certificate. The maximum administration charge is $4 per month. This charge will be assessed on the certificate date and on each succeeding monthly anniversary.

2. The cost of insurance charge is for providing the death benefit under this certificate. The charge is calculated by multiplying the net amount at risk under this certificate by a rate which varies with the insured's age and rate class. The rate is guaranteed not to exceed rates determined on the basis of 125 percent of the 1980 Commissioners Standard Ordinary Mortality Table. The net amount at risk for this certificate is the difference between the death benefit and the account value. This charge will be assessed on the certificate date and on each succeeding monthly anniversary.

The policy charges described as Table A attached herein are maximum cost of insurance charges.


MHC-94-18772 Rev. 1-95                                         Minnesota Life 9

3. The charge for any additional benefits provided by rider, if any, are deducted as part of the monthly cost of insurance deduction.

4. A transaction charge will be assessed for each partial withdrawal to cover the administrative costs incurred in processing the partial withdrawal. The amount of the charge is the lesser of $25 or two percent of the amount withdrawn. We may also assess a charge for any transfer of funds between sub-accounts. The amount charged will not exceed $10. Any transaction charge will be assessed at the end of the day on which the transaction occurs.

Charges will be assessed against the net cash value of this certificate. They will be assessed against the guaranteed account value and the separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

WHAT CHARGES ARE ASSESSED AGAINST SEPARATE ACCOUNT ASSETS?

We assess a mortality and expense risk charge against the separate account assets of this certificate. We also reserve the right to charge or make provision for income taxes payable by us based on separate account assets.

WHAT IS THE MORTALITY AND EXPENSE RISK CHARGE?

This charge is for assuming the risks that the cost of insurance charge will be insufficient to cover actual mortality experience and that the other charges will not cover our expenses in connection with the group policy. The mortality and expense risk charge is deducted from the separate account assets daily at an annual rate not to exceed 0.50 percent of the separate account assets.

SEPARATE ACCOUNT
----------------

HOW WAS THE SEPARATE ACCOUNT ESTABLISHED?

We established the separate account in accordance with certain provisions of the Minnesota insurance law.

WHAT IS THE PURPOSE OF THE SEPARATE ACCOUNT?

The purpose of the separate account is to hold assets attributable to the variable portion of the group policy and others of its class.

WHAT SEPARATE ACCOUNT OPTIONS ARE AVAILABLE?

The separate account is divided into sub-accounts. Those available to this certificate are listed on the specifications page attached to this certificate. Net premiums will be allocated to the various sub-accounts of the separate account or any other sub-accounts which we may add in the future, as elected by the owner of this certificate. We reserve the right to add, combine or remove any sub-accounts of the separate account.

WHAT ARE THE INVESTMENTS OF THE SEPARATE ACCOUNT?


MHC-94-18662 Rev. 1-95                                         Minnesota Life 10

For each sub-account, there is a fund for the investment of that sub-account's assets. The assets of the sub-accounts are invested in the funds at net asset value. If investment in a fund should no longer be possible or if we determine it becomes inappropriate for the certificates of this class, we may substitute another fund. Substitution may be with respect to both existing certificate values and future premiums. The investment policy of the separate account may not be changed, however, without the approval of the regulatory authorities of the State of Minnesota. If required, that approval process will be on file with the regulatory authorities of the state in which this policy is delivered.

WHAT CHANGES MAY WE MAKE TO THE SEPARATE ACCOUNT?

We reserve the right to transfer assets of the separate account which we determine to be associated with the class of policies to which the group policy belongs, to another separate account. If such a transfer is made, the term "separate account" as used in this certificate, shall then mean the separate account to which the assets are transferred. A transfer of this kind may require the advance approval of state regulatory authorities.

We reserve the right to, when permitted by law:

1. restrict or eliminate any voting right of owners or other persons who have voting rights as to the separate account; and

2.  combine the separate account with one or more other separate accounts; and

3. to de-register the separate account under the Investment Company Act of 1940.

HOW ARE NET PREMIUMS ALLOCATED?

They are allocated either to the guaranteed account and/or to the sub-accounts of the separate account. Initially, the allocation elected is indicated in the application for this certificate. Allocations may be changed for future premiums. The owner may do this by giving us a written request. A change will not take effect until it is recorded by us in our home office.

Allocations must be expressed in whole percentages. The allocation to any alternative must be at least ten percent of the net premium. We reserve the right to restrict the allocation of premium. If we do so, no more than fifty percent of the net premium may be allocated to the guaranteed account.

We reserve the right to delay the allocation of net premiums to named sub-accounts. Such a delay will be for a period of 30 days after issuance of this certificate. This right will be exercised by us only when we believe economic conditions make such a delay necessary to reduce market risk during this period. If we exercise this right, net premiums will be allocated to the money market sub-account until the end of that period.

WHAT IS A TRANSFER?

A transfer is a reallocation of the net cash value between the guaranteed account and the separate account or among the sub-accounts of the separate account for a given owner.


MHC-94-18662 Rev. 1-95                                         Minnesota Life 11

MAY THE OWNER MAKE TRANSFERS OF AMOUNTS UNDER THIS CERTIFICATE?

Yes. Transfers from a sub-account of the separate account may be made in writing or by telephone. For transfers out of the separate account or among the sub-accounts of the separate account, we will credit and cancel units based on the sub-account unit values as of the end of the valuation period during which the owner's written or telephone request is received at our home office. For transfers out of the guaranteed account, a dollar amount will be transferred based on the owner's guaranteed account value at the time of transfer.

ARE THERE LIMITATIONS ON TRANSFERS?

Yes. Only one transfer may be made under this certificate each month. The amount to be transferred to or from a sub-account of the separate account or the guaranteed account must be at least $250. If the balance in the guaranteed account or in the sub-account from which the transfer is to be made is less than $250, the entire account value attributable to that sub-account or the guaranteed account must be transferred. If a transfer would reduce the account value in the sub-account from which the transfer is to be made to less than $250, we reserve the right to include that remaining amount in the sub-account with the amount transferred.

The maximum amount of net cash value to be transferred out of the guaranteed account to the sub-accounts of the separate account may be limited to twenty percent (or $250 if greater) of the guaranteed account value. Transfers to or from the guaranteed account may be limited to one such transfer per certificate year. We may further restrict transfers by requiring that the request is received by us or postmarked in the 30-day period before or after the last day of the certificate anniversary. Requests for transfers which meet these conditions would be effective after we approve and record them at our home office.

HOW ARE UNITS DETERMINED?

The number of units credited with respect to each net premium payment is determined by dividing the portion of the net premium payment allocated to each sub-account by the then current unit value for that sub-account. This determination is made as of the end of the valuation period during which the premium is received at our home office. Once determined, the number of units will not be affected by changes in the unit value.

HOW ARE UNITS INCREASED OR DECREASED?

The number of units of each sub-account credited to this certificate will be increased by the allocation of subsequent net premiums, policy experience credits loan repayments, interest credits and transfers to that sub-account. The number of units credited to a sub-account under this certificate will be decreased by deductions to the sub-account, policy loans and loan interest charged, transfers from that sub-account and partial surrenders from that sub-account. The number of sub-account units will decrease to on this certificate's termination.

HOW IS A UNIT VALUED?

The unit value will increase or decrease on each valuation date. The amount of any increase or decrease will depend on the net investment experience of the sub-accounts of the separate account.


MHC-94-18662 Rev. 1-95                                         Minnesota Life 12

The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

WHAT IS THE NET INVESTMENT FACTOR FOR EACH SUB-ACCOUNT?

The net investment factor is a measure of the net investment experience of a sub-account during the valuation period.

The net investment factor for a valuation period is: the gross investment rate for such valuation period, less a deduction for the charges under this certificate which are assessed against separate account assets. The gross investment rate is equal to:

1. The net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus

2. the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period, divided by

3. the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

ACCOUNT VALUES
--------------

WILL THE OWNER HAVE ACCESS TO THE NET CASH VALUE?

Yes. The owner has access to this certificate's net cash value. The net cash value is the account value of this certificate, less any outstanding policy loans and accrued policy loan interest charged and any charges overdue.

HOW IS THE ACCOUNT VALUE DETERMINED?

It is determined separately for this certificate and separately for the separate account value and loan account value. The separate account value will include all sub-accounts of the separate account.

The separate account value is the sum of units of each sub-account, credited to the certificate, multiplied by the accumulation unit value for that sub-account. Once determined, the number of units credited to a sub-account under an owner's certificate will not be affected by changes in the unit value. However, the number of units will be increased by the allocation of subsequent net premiums, policy experience credits loan repayments, loan interest credits and transfers to that sub-account. The number of units credited to a sub-account under an owner's certificate will be decreased by deductions to that sub-account, policy loans and loan interest charged, transfers from that sub-account and partial surrenders from that sub-account. The number of sub-account units will decrease to zero on a certificate termination.

IS THE SEPARATE ACCOUNT VALUE GUARANTEED?

The separate account value is not guaranteed.


MHC-94-18662 Rev. 1-95                                         Minnesota Life 13

The guaranteed account value is guaranteed by us. It cannot be reduced by the investment experience of the guaranteed account.

IS INTEREST CREDITED ON THE GUARANTEED ACCOUNT VALUE?

Yes. Interest is credited on the guaranteed account value of each insured under the group policy. Interest is credited daily at a rate of not less than four percent per year, compounded annually. We guarantee this minimum rate for the life of the group policy.

MAY ADDITIONAL INTEREST BE CREDITED ON THE GUARANTEED ACCOUNT?

Yes. As conditions permit, we may credit additional amounts of interest to the guaranteed account value.

SURRENDERS AND WITHDRAWALS
--------------------------

MAY THIS CERTIFICATE BE SURRENDERED?

Yes. The owner of this certificate may request the surrender of this certificate at any time while the insured under this certificate is living.


WHAT IS THE SURRENDER VALUE OF THIS CERTIFICATE?

The surrender value of this certificate is the net cash value.

The determination of the surrender value is made as of the end of the during which we receive the surrender request at our home office.

IS A PARTIAL SURRENDER PERMITTED?

Yes. The owner may make a partial surrender of the net cash value under this certificate. The amount of a partial surrender must be $500 or more and it cannot exceed the amount available as a policy loan. A partial surrender has no effect on the face amount of the death benefit. However, since the account value is reduced by the amount of the partial surrender, the death benefit will be reduced by this same amount at the time of the partial surrender. We reserve the right to change the minimum amount or limit the number of times the owner may make a partial surrender.

MAY THE OWNER DIRECT US AS TO HOW PARTIAL SURRENDERS WILL BE TAKEN FROM THE NET CASH VALUE?

Yes. The owner may tell us the sub-accounts from which a partial surrender is to be taken or whether it is to be taken in whole or in part from the guaranteed account. If the owner does not, partial surrenders will be deducted from the guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

HOW WILL THE OWNER KNOW THE STATUS OF A CERTIFICATE?


MHC-94-18662 Rev. 1-95                                         Minnesota Life 14

Each year we will send the owner of this certificate a report. This report will show the status of this certificate. It will include the account value, the face amount as of the date of the report, the premiums paid during the year and their allocation, certificate charges, policy loan activity and the net cash value. The report will be sent without cost to the owner. If the policyholder owns all of the certificates, a consolidated report will be sent. The report will be as of a date within two months of its mailing.

POLICY LOANS
------------

CAN THE OWNER BORROW AGAINST THE NET CASH VALUE?

Yes. The owner may borrow an amount of at least $100 and up to the maximum loan amount. This amount is determined as of the date we receive the request for a loan. We will require the owner's written or telephone request for a policy loan. The certificate will be the only security required for a loan. We will charge interest on the loan in arrears.

When a loan is to come from the guaranteed account value, we have the right to postpone a loan for up to six months.

WHAT IS THE MAXIMUM LOAN AMOUNT AVAILABLE FOR A POLICY LOAN ON THIS CERTIFICATE?

The total amount available for a loan under any certificate is (a) minus (b), where (a) is ninety percent of the account value and (b) is any outstanding policy loans plus accrued policy loan interest charged. The maximum loan amount will be determined as of the date we receive the owner's written or telephone request for a loan at our home office.

WHAT IS THE EFFECT OF A POLICY LOAN?

When a loan is taken on this certificate, we will reduce the net cash value of this certificate by the amount borrowed. This determination will be made as of the end of the valuation period during which the loan request is received at our home office. The amount borrowed continues to be a part of the account value, as the amount borrowed becomes part of the loan account value where it will accrue loan interest credit, and will be held in our general account.

HOW DOES A POLICY LOAN REDUCE NET CASH VALUE ON THIS CERTIFICATE?

Unless the owner directs us otherwise, the policy loan will be taken from this certificate's guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value. The number of units to be canceled will be based upon the value of the units as of the end of the valuation period during which the loan request is received at our home office.

The net cash value of this certificate may decrease between premium due dates. The net cash value will decrease by the same amount of any decrease in account value or increase in the amount borrowed or in the interest due on the loan of this certificate. If this certificate has a policy loan and no net cash value, this certificate will lapse.


MHC-94-18662 Rev. 1-95                                         Minnesota Life 15

WHAT IS THE INTEREST RATE ON POLICY LOANS?

The interest rate charged on a policy loan will be eight percent per year.

As the interest charged on a policy loan accrues, the net cash value decreases. Interest is due at the end of the certificate month. If the total interest accrued at the end of the certificate month is not paid, this interest will be added to the loan amount borrowed and charged the same rate of interest as the loan.

WHAT IS THE RATE OF INTEREST CREDITED TO THIS CERTIFICATE AS A RESULT OF A LOAN?

Interest credits which accrue on the loan account value shall be at a rate not less than six percent per year.

WHEN ARE INTEREST CREDITS ON A POLICY LOAN ALLOCATED TO THIS CERTIFICATE'S GUARANTEED ACCOUNT VALUE?

As interest credits on a policy loan accrue, the account value increases. Interest credits are allocated to the guaranteed account or sub-accounts of the separate account at the time of a loan repayment.

WHEN AND IN WHAT AMOUNT SHOULD LOAN REPAYMENTS BE MADE?

A policy loan and the interest charged on the loan may be repaid in full or in part at any time before the insured's death so long as the insurance coverage under the certificate is in force. The loan may also be repaid within 60 days after the date of the insured's death, if we have not paid any of the death benefits under this certificate. Any loan repayment must be at least $100 unless the balance due is less than $100.

HOW DO LOAN REPAYMENTS AFFECT THE LOAN ACCOUNT VALUES AND THE GUARANTEED ACCOUNT VALUE?

Loan repayments increase the net cash value of a certificate by the amount of the loan repayment. The loan repayment will be applied first to the interest charged on the principal amount borrowed. Any remaining portion of the repayment will then reduce the original loan principal amount.

When a loan repayment is made, the interest credits in the loan account value are transferred to the general account value in the same proportion that loan interest charged has been reduced due to the loan repayment. Also, an amount equal to the amount of loan principal repaid is transferred from the loan account value to the general account value.

WHAT HAPPENS IF A LOAN ON THIS CERTIFICATE IS NOT REPAID?

If this certificate has a policy loan, the certificate will remain in force so long as it has net cash value. If it does not have sufficient cash value, it will lapse.

In this event, to keep this certificate in force, the owner will have to make a loan repayment. We will give the owner notice of our intent to terminate this certificate and the loan repayment required to keep it in force. The time for repayment will be within 61 days after our mailing of the warning notice of lapse.


MHC-94-18662 Rev. 1-95                                         Minnesota Life 16

TERMINATION
-----------

WHEN DOES THE GROUP POLICY TERMINATE?

The policyholder may terminate this group policy by giving us 31 days prior written notice. In addition, we may terminate the group policy or any of its provisions on 61 days prior written notice. No individual may become insured under the group policy after the effective date of such a notice of termination. After termination of the group policy, this certificate may be allowed to convert to individual coverage as described below under the "Conversion Privilege" section.

WHEN DOES A CERTIFICATE OF INSURANCE UNDER THE GROUP POLICY TERMINATE?

The insurance on the life of an insured will terminate on the earliest of:

1. 61 days after we mail a warning notice of lapse on a certificate monthly anniversary in which the net cash value is insufficient to pay for the monthly deductions and no premium is paid during the grace period;

2. the date the group policy terminates, if no conversion or continuation is made effective;

3. the date an owner surrenders this certificate or requests that we terminate the insurance;

4.  the 95th birthday of the insured.

WILL THE OWNER OF THIS CERTIFICATE RECEIVE NOTICE PRIOR TO THE TERMINATION OF INSURANCE?

If the owner's insurance will be terminated because the net cash value is less than that required to pay the monthly deductions, we will give the owner at least 61 days prior written notice before terminating the insurance.

CAN INSURANCE ON THE LIFE ON AN INSURED BE REINSTATED AFTER TERMINATION?

Insurance terminated due to the insufficiency of the net cash value to pay for the monthly deductions may be reinstated. Reinstatement must occur while the insured is living and any time within three years from the date of lapse. Reinstatement is made by payment of an amount that, after the deduction of percentage-of-premium charges, is large enough to cover all monthly deductions which have accrued on this certificate up to the effective date of reinstatement plus the monthly deductions for the two months following the effective date of reinstatement. If any policy loans and policy loan interest charged is not repaid, this indebtedness will be reinstated along with the insurance. No evidence of the insured's insurability will be required during the first 31 days following lapse, but will be required from the 32nd day to 3 years from the date of lapse.

CONVERSION PRIVILEGE
--------------------

IS THERE A CONVERSION PRIVILEGE TO AN INDIVIDUAL POLICY?

Yes. If the life insurance provided by this certificate ceases because of termination of employment or of membership in the class or classes eligible for coverage under the group policy, or if the group policy terminates or is amended so as to terminate the insurance, an owner under this certificate may


MHC-94-18662 Rev. 1-95                                         Minnesota Life 17
convert the insurance under this certificate to an individual policy of life insurance with us subject to the following:

1. The owner's written application to convert to an individual policy and the first premium for the individual policy must be received in our home office within 31 days of the date the insurance terminates under the group policy.

2. The owner may convert all or a part of the group insurance in effect on the date that his or her coverage is terminated to an individual life insurance policy offered by us, except a policy of term insurance. We will issue the individual policy on the policy forms we then use for the plan of insurance the owner has requested. The premium charge for this insurance will be based upon the insured's age as of his or her nearest birthday.

3. If the insured should die within 31 days of the date that insurance terminated under the group policy, the full amount of insurance that could have been converted under this policy will be paid.

In the case of the termination of the group policy, we may require that an insured under this certificate be so insured for at least five years prior to the termination date in order to qualify for the above conversion privilege.

CAN GROUP INSURANCE COVERAGE BE CONTINUED ONCE THE OWNER'S ELIGIBILITY ENDS?

If the owner's eligibility under the group policy ends, the current group coverage may continue unless the certificate is no longer in force or the limitations below are true:

1.  The group policy has terminated; or

2. There is less than $10 in the certificate's net cash value after deduction of charges for the month in which eligibility ends.

The insurance amount will not change unless the owner requests a change. We reserve the right to alter the administration fee not to exceed $4 per month and the monthly cost of insurance up to the maximum in Table A if the insurance is continued.

ADDITIONAL INFORMATION
----------------------

MAY THE OWNER ASSIGN ANY INTEREST UNDER THIS CERTIFICATE?


MHC-94-18662 Rev. 1-95                                         Minnesota Life 18

Yes. However, we will not be bound by an assignment of this certificate or of any interest in it unless:


1.  It is made as a written instrument;

2. The owner files the original instrument or a certified copy with us at our home office; and

3.  We send the owner an acknowledged copy.

We are not responsible for the validity of any assignment. If a claim is based on an assignment, we may require proof of interest of the claimant. A valid assignment will take precedence over any claim of a beneficiary.

WHAT IF AN INSURED'S AGE IS MISSTATED?

If the age of the insured has been misstated, the death benefit and account value will be adjusted. The adjustment will be the difference between two amounts accumulated with interest. These two amounts are:

1.  the monthly cost of insurance charges that were paid, and;

2. the monthly cost of insurance charges that should have been paid based on the insured's correct age.

The interest rates used are the rates that were used in accumulating the guaranteed account values.

WHEN DOES AN INSURED'S INSURANCE BECOME INCONTESTABLE?

After the insurance has been in force during the insured's lifetime for a two year period from the certificate date, we cannot contest the insurance for any loss that is incurred more than two years after the certificate date, unless the net cash value has dropped below the amount necessary to pay the insured's cost of insurance on the insured's life. However, if there has been an increase in the amount of insurance for which we required evidence of insurability, then, to the extent of the increase, any loss which occurs within two years of the effective date of the increase will be contestable.

IS THERE A SUICIDE EXCLUSION?

Yes. If an insured, whether sane or insane, dies by suicide, within two years of the certificate date, our liability will be limited to an amount equal to the premiums paid for that insured. If there has been an increase in the face amount of insurance for which we required evidence of insurability, and if the insured dies by suicide within two years of the effective date of the increase, our liability with respect to that increase will be limited to the cost of insurance charge attributable to such increase.

If the insured is a Missouri citizen when the certificate of insurance becomes effective, this provision does not apply on the certificate's effective date, or on the effective date of any increase in the face amount of insurance, unless the insured intended suicide when the certificate of insurance, or any increase, was applied for.


MHC-94-18662 Rev. 1-95                                         Minnesota Life 19

If the insured is a citizen of Colorado or North Dakota, the duration of this suicide provision is for one year instead of two years.

DOES THE OWNER HAVE ANY ADDITIONAL VOTING RIGHTS?

Yes. If the owner has separate account units under this certificate the owner may direct us with respect to the voting rights of fund shares held by us and attributable to this certificate.

COULD THE PAYMENT OF CERTIFICATE PROCEEDS BE POSTPONED?

Normally, we will pay any certificate proceeds within seven days after our receipt of all the documents required for such a payment. Other than the death proceeds, which are determined as of the date of death of the insured, the amount of payment will be determined as of the end of the valuation period during which a request is received at our home office. If such payments are based upon certificate values which do not depend on the investment performance of the separate account, however, we reserve the right to defer certificate payments, including certificate loans, for up to six months from the date of the owner's request. In that case, if we postpone a payment other than a policy loan payment for more than 31 days, we will pay the owner interest at the greater of four percent per year or the rate required by law for the period beyond that time that payment is postponed. For payments based on account values which do depend on the investment performance of the separate account, we may defer payment only: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

WILL THE PROVISIONS OF THIS CERTIFICATE CONFORM WITH STATE LAW?

Yes. If any provision in this certificate is in conflict with the laws of the state governing the certificate, the provision will be deemed to be amended to conform to such laws.

COULD ANY PAYMENTS MADE UNDER THIS CERTIFICATE BE SUBJECT TO CLAIMS OF
CREDITORS?

To the extent permitted by law, neither the group policy, certificates issued under the group policy, nor any payment thereunder will be subject to the claims of creditors or to any legal process.

WHO HAS OWNERSHIP OF THE GROUP POLICY?

The policyholder owns the group policy. The group policy may be changed or ended by agreement between us and the policyholder without the consent of, or notice to, any person claiming rights or benefits under the policy. However, unless the policyholder is the owner of all the certificates issued under the group policy, the policyholder does not have any ownership interest in the certificates issued under the group policy. The rights and benefits under the certificates are that of the owners of the certificates, and that of the insureds and beneficiaries as set forth in this certificate.

ARE POLICY CHANGES LIMITED?

Currently, the frequency of policy changes are not limited. However, we reserve the right to limit the number of policy changes to one per certificate year and to restrict such changes in the first


MHC-94-18662 Rev. 1-95                                         Minnesota Life 20
certificate year. For this purpose, changes include increases or decreases in the face amount of insurance.



MHC-94-18662 Rev. 1-95                                         Minnesota Life 21

                                    TABLE A

                       MINNESOTA LIFE INSURANCE COMPANY

               Guaranteed Maximum Monthly Cost of Insurance Rate
                          on a Smoker Distinct Basis
                         per $1,000 Net Amount at Risk

                Maximum                               Maximum                             Maximum
Attained        Monthly            Attained           Monthly        Attained             Monthly
  Age*            Rate               Age*              Rate            Age*                Rate
  ----            ----               ----              ----            ----                ----

         Non-Smokers    Smokers             Non-Smokers     Smokers               Non-Smokers    Smokers
         -----------    -------             -----------     -------               -----------    -------

   0        0.254        0.254        35       0.174         0.265      70           3.427         5.191
   1        0.102        0.102        36       0.184         0.285      71           3.797         5.648
   2        0.098        0.098        37       0.197         0.310      72           4.230         6.171
   3        0.096        0.096        38       0.210         0.338      73           4.724         6.757
   4        0.093        0.093        39       0.225         0.369      74           5.273         7.405

   5        0.088        0.088        40       0.243         0.406      75           5.864         8.100
   6        0.084        0.084        41       0.261         0.445      76           6.491         8.815
   7        0.079        0.079        42       0.281         0.488      77           7.149         9.540
   8        0.077        0.077        43       0.302         0.534      78           7.845        10.278
   9        0.076        0.076        44       0.324         0.584      79           8.600        11.058

  10        0.076        0.076        45       0.350         0.636      80           9.439        11.904
  11        0.082        0.082        46       0.377         0.691      81          10.384        12.841
  12        0.091        0.091        47       0.407         0.749      82          11.456        13.886
  13        0.104        0.104        48       0.439         0.813      83          12.649        15.034
  14        0.118        0.118        49       0.474         0.882      84          13.943        16.241

  15        0.129        0.163        50       0.514         0.958      85          15.311        17.473
  16        0.139        0.179        51       0.559         1.043      86          16.737        18.705
  17        0.147        0.192        52       0.611         1.140      87          18.205        19.973
  18        0.152        0.202        53       0.671         1.249      88          19.710        21.295
  19        0.156        0.208        54       0.736         1.367      89          21.271        22.625

  20        0.158        0.212        55       0.808         1.492      90          22.908        24.006
  21        0.157        0.212        56       0.885         1.624      91          24.659        25.457
  22        0.154        0.210        57       0.967         1.760      92          26.588        27.118
  23        0.152        0.208        58       1.056         1.903      93          28.870        29.192
  24        0.149        0.204        59       1.156         2.056      94          31.894        32.006

  25        0.146        0.199        60       1.268         2.228
  26        0.144        0.197        61       1.395         2.424
  27        0.143        0.197        62       1.544         2.650
  28        0.143        0.198        63       1.714         2.904
  29        0.144        0.202        64       1.903         3.184

  30        0.146        0.208        65       2.110         3.480
  31        0.149        0.215        66       2.332         3.788
  32        0.153        0.223        67       2.568         4.104
  33        0.159        0.235        68       2.823         4.434
  34        0.166        0.249        69       3.105         4.792

* This is the insured employee's attained age as of the last certificate anniversary.



MHC-94-18662 Rev. 1-95                                         Minnesota Life 22

                                    TABLE A

                       MINNESOTA LIFE INSURANCE COMPANY

               Guaranteed Maximum Monthly Cost of Insurance Rate
                             on a Uni-Smoker Basis
                         per $1,000 Net Amount at Risk

                                    Maximum                 Maximum                Maximum
              Attained              Monthly     Attained    Monthly    Attained    Monthly
                Age*                 Rate         Age*        Rate       Age*        Rate
                ----                 ----         ----        ----       ----        ----
                                  Uni-Smokers              Uni-Smokers            Uni-Smokers
                                  -----------              -----------            -----------


                  0                  0.254         35        0.214        70        3.835
                  1                  0.102         36        0.229        71        4.214
                  2                  0.098         37        0.246        72        4.654
                  3                  0.096         38        0.265        73        5.157
                  4                  0.093         39        0.287        74        5.712

                  5                  0.088         40        0.312        75        6.310
                  6                  0.084         41        0.339        76        6.941
                  7                  0.079         42        0.368        77        7.599
                  8                  0.077         43        0.398        78        8.289
                  9                  0.076         44        0.431        79        9.033

                 10                  0.076         45        0.465        80        9.857
                 11                  0.082         46        0.502        81       10.784
                 12                  0.091         47        0.541        82       11.835
                 13                  0.104         48        0.583        83       13.006
                 14                  0.118         49        0.629        84       14.270

                 15                  0.134         50        0.681        85       15.605
                 16                  0.148         51        0.739        86       16.991
                 17                  0.159         52        0.805        87       18.421
                 18                  0.168         53        0.879        88       19.895
                 19                  0.174         54        0.960        89       21.422

                 20                  0.176         55        1.047        90       23.024
                 21                  0.177         56        1.138        91       24.740
                 22                  0.176         57        1.234        92       26.640
                 23                  0.173         58        1.334        93       28.901
                 24                  0.171         59        1.444        94       31.905

                 25                  0.167         60        1.568
                 26                  0.166         61        1.709
                 27                  0.166         62        1.871
                 28                  0.166         63        2.055
                 29                  0.169         64        2.259

                 30                  0.172         65        2.478
                 31                  0.178         66        2.711
                 32                  0.184         67        2.956
                 33                  0.193         68        3.217
                 34                  0.202         69        3.507
* This is the insured employee's attained age as of the last certificate anniversary.

MHC-94-18662 Rev. 1-95                                         Minnesota Life 23